U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

AMERICAN SANDS ENERGY CORP.

(Exact name of registrant as specified in its charter)

000-53167

(Commission File No.)

Delaware (State or other jurisdiction of incorporation or organization)	87-0405708 (IRS Employer Identification No.)

4760 South Highland Drive, Suite 341, Salt Lake City, Utah 84117

(Address of principal executive offices)

(801) 277-7888

(Registrant’s telephone number)

Not applicable

(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Daniel Carlson served as Vice President, Chief Financial Officer of American Sands Energy Corp. (the “Company”), pursuant to the Amended and Restated Employment Agreement between the Company and Mr. Carlson dated May 15, 2013, as amended June 10, 2014 (the “Agreement”). By its terms, the Agreement expired June 30, 2015, and as a consequence Mr. Carlson’s employment as Vice President, Chief Financial Officer terminated on that date.

David Hardman, age 51, has been engaged to serve as interim Chief Financial Officer of the Company until his replacement by the board of directors or resignation. For the past five years, Mr. Hardman has owned and operated DBH Consulting LLC, a CFO outsourcing business that specializes in working with smaller reporting public companies. Prior to that, Mr. Hardman spent fourteen years working in auditing and consulting for large public accounting firms and nine years working in private industry as a controller of a public company and a CFO of a privately held oil refining company. The Company is still in the process of obtaining government permits, so for the time being Mr. Hardman will work the hours required to perform the functions of the position and the Company will pay him at a rate of $150 per hour. In addition, the Company will grant an award of stock options to Mr. Hardman to purchase 125,000 shares of Company common stock at an exercise price of $0.34 that expire five years from the date of grant and vest one-third on the date of grant and an additional one-third on the next two anniversaries of the grant date.

Item 8.01 Other Events

Effective June 24, 2015, Justin Swift resigned from the Board of Directors of the Company pursuant to a letter of resignation. Mr. Swift resigned for personal reasons.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Sands Energy Corp.

Date: July 2, 2015	By:	/s/ William C. Gibbs
William C. Gibbs, CEO